Exhibit 5.1
September 30, 2009

SMF Energy Corporation
800 West Cypress Creek Road, Suite 480
Fort Lauderdale, Florida  33309

Re:	Registration Statement on Form S-3

Gentlemen:

We are counsel to SMF Energy Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 filed with the Securities and Exchange Commission on September 30, 2009 (the “Registration Statement”), relating to a proposed offering by the Selling Stockholders to the public of a maximum of 6,176,941 shares of the Company’s common stock, $.01 par value (the “Common Stock”).  The Common Stock being offered for resale includes 312,500 shares underlying 312 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”).

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

1.           The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.           Following the effectiveness of the Registration Statement, the issued and outstanding Common Stock is validly issued, fully paid and non-assessable.

3.           Following effectiveness of the Registration Statement, the Common Stock, assuming its issuance is in accordance with the terms of the Series D Preferred Stock will, when sold, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto.

Very truly yours,

/s/ Davis Graham & Stubbs llp
Davis Graham & Stubbs llp